Exhibit 4


To:      Cendant UK Acquisition Corporation (Cendant)

and Citigroup Global Markets Limited (Citigroup)



                                                             1 December 2004

Dear Sirs,

Reference is made to the scheme of arrangement under section 425 of the Companies Act 1985 (the Act) to be proposed by ebookers plc (ebookers) to its members substantially on the terms and conditions set out in the Scheme Press Announcement (as defined in paragraph 9(a) of this letter) (the Scheme). We understand that in the event that for any reason the Scheme does not become effective or is withdrawn or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived as therein provided, Cendant may, within three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, is not waived in accordance with its terms, announce through Citigroup an offer to acquire the whole of the issued ordinary share capital of ebookers (an Offer). This letter sets out the terms and conditions on which we will exercise, or procure the exercise of, the votes attaching to the shares in ebookers in which we have an interest in favour of the Scheme at any relevant meeting of the members of ebookers or, if an Offer is made, accept the Offer when it is made.

The terms and conditions of the Scheme will be substantially as set out in the Scheme Press Announcement and, subject thereto, will otherwise be as may be agreed between Cendant and ebookers or as may be required to comply with the requirements of any relevant authority.

Shareholdings

1.       We represent and warrant to Cendant that:

(a) Goldman Sachs Securities Nominees Limited is the registered holder of the number of ordinary shares of 14p each in the capital of ebookers and the number of American Depositary Shares (each representing two ordinary shares of 14p each in the capital of ebookers) shown in Part A of Schedule 1;

(b) we are the beneficial owner of the number of ordinary shares of 14p each in the capital of ebookers and the number of American Depositary Shares (each representing two ordinary shares of 14p each in the capital of ebookers) shown in Part A of Schedule 1 (the Beneficial Shares) and that we hold these free of any lien, charge, option, equity or encumbrance;

(c) the information set out in Schedule 1 regarding the securities of ebookers in which we are interested is complete and accurate;

(d) Schedule 1 contains complete and accurate details of the dates of all dealings by us in the shares of ebookers, giving details of the prices and numbers of such shares dealt in during the period of 12 months prior to the date hereof; and

(e) we have full power and authority to enter into this undertaking and to perform the obligations under it.

Dealings

2. We undertake to Cendant that before the earliest to occur of (i) the Scheme becoming effective, (ii) an Offer, if made, being declared unconditional in all respects, (iii) an Offer, if made, lapsing or being withdrawn by Cendant and (iv) the expiry of the period of three months from the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived, if, in such period Cendant has not announced an Offer, we shall not:

(a) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any Beneficial Shares or any other shares or securities in ebookers issued or unconditionally allotted to us or otherwise acquired by me before then (Further ebookers Shares) other than pursuant to the Scheme, or our acceptance of the Offer, if made;

(b) accept any other offer in respect of the shares or securities referred to in paragraph 2(a);

(c) (other than pursuant to the Scheme or the Offer, if made) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

         (i)   to do any of the acts referred to in paragraphs (a) or (b);

         (ii) in relation to, or operating by reference to, the Beneficial Shares or any Further ebookers Shares; or

         (iii) which, in relation to the Beneficial Shares or any Further ebookers Shares, would or might restrict or impede us voting in favour of the Scheme, or accepting the Offer, if made,

         and for the avoidance of doubt, references in this paragraph 2(c) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Scheme is withdrawn, if the Offer closes or lapses or if this undertaking ceases to be binding or upon or following any other event; or

(d) purchase, sell or otherwise deal in any shares or other securities of ebookers or Cendant or any interest therein (including any derivatives referenced to such securities).

Undertaking to vote in favour of the Scheme

3. In consideration of Cendant agreeing to be bound by the Scheme in the event that the Scheme becomes effective, we undertake to Cendant, or, in the case of the Beneficial Shares, procure the attendance of the registered holder thereof, to attend (either in person or by proxy) any meeting of ebookers' shareholders convened by order of the Court pursuant to section 425 of the Act to consider and, if thought fit, approve the Scheme (the Court Meeting) and any extraordinary general meeting of ebookers convened in order to consider and, if thought fit, approve measures required to implement the Scheme (the EGM) and, from the time the Scheme is announced until the Scheme becomes effective or is withdrawn, will exercise and procure the exercise of the votes attaching to the Beneficial Shares and any Further ebookers Shares in favour of the Scheme at the Court Meeting and in accordance with the directions of Cendant on any Relevant Scheme Resolution.

4. For this purpose, a Relevant Scheme Resolution means any resolution (whether or not amended) which is proposed at the EGM or at any adjournment thereof or at any other general meeting of ebookers, the passing or rejection of which is necessary for the Scheme to become effective whether as a result of any condition of the Scheme or otherwise or which, if passed, would result in any condition of the Scheme not being fulfilled or which might reasonably be expected to impede or frustrate the Scheme in any way. Resolutions to adjourn the Court Meeting or the EGM and a resolution to amend a Relevant Scheme Resolution, shall also be Relevant Scheme Resolutions.

Undertaking to accept the Offer

5. In consideration of Cendant's agreement in paragraph 17 to make the Offer, we undertake that if an Offer is made:

(a) we shall cause the registered holder of the Beneficial Shares to accept the Offer in accordance with the procedure for acceptance set out in the formal document containing the Offer (the Offer Document) not later than three days after Cendant posts the Offer Document to ebookers shareholders;

(b) we shall accept the Offer in respect of any Further ebookers Shares in accordance with the procedure for acceptance set out in the Offer Document not later than two days after the date we become the registered holder of any Further ebookers Shares;

(c)      we shall not withdraw any acceptances of the Offer; and

(d) Cendant shall acquire the Beneficial Shares and any Further ebookers Shares from us free of any lien, charge, option, equity or encumbrance and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date of this undertaking.

Voting Rights

6. If Cendant announces an Offer, from the time of such announcement to the time the Offer becomes wholly unconditional, lapses or is withdrawn:

(a) we shall exercise the votes attaching to any Further ebookers Shares on a Relevant Resolution (as defined in paragraph 8) only in accordance with Cendant's directions;

(b) we shall exercise the rights attaching to any Further ebookers Shares to requisition or join in requisitioning any general or class meeting of ebookers for the purposes of considering a Relevant Resolution and to require ebookers pursuant to section 376 Companies Act 1985 to give notice of such a resolution only in accordance with Cendant's directions; and

(c) we shall cause the registered holder of any Beneficial Shares to comply with paragraphs 6(a) and 6(b).

7. For the purpose of voting on a Relevant Resolution or a Relevant Scheme Resolution, we shall execute any form of proxy required by Cendant appointing any person nominated by Cendant to attend and vote at the Court Meeting, the EGM or at any other relevant general meeting of ebookers.

8.      A Relevant Resolution means:

(a) a resolution (whether or not amended) proposed at a general or class meeting of ebookers, or at an adjourned meeting, the passing of which is necessary to implement the Offer or which, if passed, might result in any condition of the Offer not being fulfilled or which might impede or frustrate the Offer in any way;

(b) a resolution to adjourn a general or class meeting of ebookers whose business includes the consideration of a resolution falling within paragraph 8(a); and

(c) a resolution to amend a resolution falling within paragraph 8(a) or paragraph 8(b).

Documentation

9.       We consent to:

(a) the issue of a press announcement in relation to the Scheme substantially in the form of the draft attached hereto, subject to any amendments that may be agreed between Cendant and ebookers or as may be required to comply with the requirements of any relevant authority (the Scheme Press Announcement) incorporating references (if any) to us substantially in the form and context in which they appear in the attached draft. We further consent to the issue of a press announcement in relation to an Offer (the Offer Press Announcement) in accordance with the requirements of Rule 2.5 of the Code incorporating references (if any) to us substantially in the form and context in which they appear in the Scheme Press Announcement, subject to such amendments as Cendant may deem necessary or appropriate;

(b) particulars of this irrevocable undertaking and our holdings of the share capital of ebookers (and dealings therein in the last twelve months) and securities convertible into or rights to subscribe for or options in respect of and derivatives referenced to shares in ebookers, being contained in the circular to be issued by ebookers to its shareholders containing, inter alia, the Scheme (the Circular) and the Offer Document, if any, and any other related or ancillary document as required by the Code; and

(c) this undertaking being available for inspection until the date on which the Scheme becomes effective or, if an Offer is made, the end of the offer period (as defined in the Code).

10. We shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Circular and the Offer Document, if any, and all related and ancillary documents in order to comply with the requirements of the Code, the Financial Services Authority and the London Stock Exchange and any other legal or regulatory requirement or body. We shall immediately notify you in writing of any material change in the accuracy or impact of any information previously given to you.

Secrecy

11.      We shall keep secret:

(a) the possibility, terms and conditions of the Scheme and the existence and terms of this undertaking until the Scheme Press Announcement is released; and

(b)      the terms of this undertaking until the Circular is posted,

provided that we may disclose the same to ebookers and its advisers in which case we will procure that they observe secrecy in the same terms. The obligations in this paragraph shall survive termination of this undertaking.

12. We understand that the information you have given to us in relation to the Scheme must be kept confidential until the Scheme Press Announcement is released or the information has otherwise become generally available. Before this time we will not base any behaviour in relation to any qualifying investments or relevant products (as defined in the Financial Services and Markets Act 2000 (the FSMA) and the Code of Market Conduct made pursuant to the
FSMA) which would amount to market abuse for the purposes of section 118 of the FSMA on the information.

Interpretation

13. All references in this undertaking to the Offer shall mean any offer that may be announced on behalf of Cendant to acquire all of the issued ordinary share capital of ebookers within three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived in accordance with its terms, provided that the terms of such offer are, in the opinion of Citigroup, no less favourable to acceptors than the financial consequences for them of the Scheme becoming effective, or on such other terms as may be agreed between Cendant and ebookers, and shall extend to any new, increased or revised offer or offers on behalf of Cendant, provided that such new, increased or revised offer or offers is or are made on such terms.

Time of the Essence

14. Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

Lapse

15. The undertakings, warranties, consents, waivers, agreements and obligations in this letter will lapse and cease to have effect to the extent not already undertaken and without prejudice to any liability for antecedent breach:

(a) if the Scheme Press Announcement has not been issued by the close of business on 10 December 2004 or such later date as Cendant and ebookers may agree; or

(b)      if the Scheme becomes effective; or

(c) if an Offer is not announced on behalf of Cendant within three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; or

(d) if an Offer, if made, lapses or is withdrawn without becoming or being declared unconditional in all respects.

16. We acknowledge that nothing in this letter obliges Cendant to agree to the despatch of the Circular or despatch of the Offer Document if it is not required to do so by the Panel and that if this undertaking lapses we shall have no claim against Cendant.

17. Subject to paragraph 18, Cendant agrees to make the Offer conditional on:

(a) the Scheme not becoming effective or being withdrawn or any condition to which the Scheme is subject becoming incapable of satisfaction and, if capable of waiver, not being waived as therein provided; and

(b) the Offer Press Announcement being released in accordance with the Code and in such other form as Cendant may deem necessary or appropriate or as may be required to comply with the requirements of any relevant authority. The release of the Offer Press Announcement is at the absolute discretion of Cendant. In particular, Cendant reserves the right not to release the Offer Press Announcement unless the board of directors of ebookers agrees to recommend the Offer.

18.      If after Cendant releases the Offer Press Announcement:

(a)      the Panel consents to Cendant not making the Offer;

(b) an event occurs which means that Cendant is no longer required by the Code to proceed with the Offer; or

(c) Cendant becomes aware that any condition of the Offer as set out in the Offer Press Announcement has or may become incapable of being fulfilled,

Cendant shall not be obliged to make or proceed with an Offer.

19. Cendant undertakes to be bound by the Scheme in the event that the Scheme becomes effective. The obligations on Cendant hereunder are conditional upon receipt by Cendant of:

(a) undertakings substantially in the terms agreed with Cendant from each of the directors of ebookers and from other shareholders in respect of shares in the capital of ebookers that represent in aggregate not less than 40 per cent. of the issued share capital of ebookers, or such lesser percentage as the Cendant may determine by 1.00 p.m. on 2 December 2004 (or such later time and/or date as Cendant may determine);

(b) confirmation in terms satisfactory to Cendant that the board of directors of ebookers has approved the issue of the Scheme Press Announcement including a statement that the board of directors of ebookers intends unanimously to recommend that its shareholders vote in favour of the Scheme and such recommendation not having been withdrawn or qualified prior to publication of the Circular.

Confirmation

20. We confirm that in signing this letter we are not a client or customer of Citigroup for the purposes of the Conduct of Business Sourcebook of the Financial Services Authority and that Citigroup is acting for Cendant in connection with the Scheme and the Offer, if any, and no-one else and is not responsible to anyone other than Cendant for providing the protections afforded to its customers nor for providing advice in relation to the Scheme or the Offer, if any. We confirm that we have been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.

Power of Attorney

21. In order to secure the performance of our obligations under this undertaking, we hereby unconditionally and irrevocably appoint any director of Cendant as our attorney:

(a) if we fail to accept or to procure acceptance of the Offer in accordance with paragraphs 5(a) or 5(b) or if we fail to accept the offer referred to in paragraph 5(d) in accordance with that paragraph, in our name and on our behalf to do all things and to execute all deeds and other documents as may be necessary or desirable to accept such offers in respect of the Beneficial Shares and any Further ebookers Shares (as appropriate); and

(b) to execute any form of proxy required by Cendant appointing any person nominated by Cendant to attend and vote in favour of the Scheme at the Court Meeting or on a Relevant Scheme Resolution or a Relevant Resolution at a general meeting of ebookers.

22. We agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 Powers of Attorney Act 1971 until the earliest to occur of (i) the Scheme becoming effective, (ii) an Offer, if made, being declared unconditional in all respects, (iii) an Offer, if made, lapsing or being withdrawn by Cendant and (iv) the expiry of the period of three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived, if, in such period Cendant has not announced an Offer.

Specific Performance

23. We agree that, if we fail to vote or appoint a proxy as herein provided or to accept the Offer in accordance with this undertaking or breach any of our obligations, damages would not be an adequate remedy and that an order for specific performance would be an essential element of any adequate remedy for such failure or breach.

Governing Law

24. This undertaking shall be governed by and construed in accordance with English law and we submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.


                                  Schedule 1

                                Existing Shares

                Part A - Beneficial Holdings of ebookers Shares

Registered Holder                  Beneficial Owner               Ordinary Shares of 14p each
-----------------                  ----------------               ---------------------------

Goldman Sachs Securities          Flightbookers Investments      26,985,700 ebookers Shares
Nominees Limited A/C SEG          Limited                        (including 285,782 American
                                                                 Depositary Shares)




                               Part B - Dealings

   Nil

                                   APPENDIX I

                           Scheme Press Announcement

EXECUTED and DELIVERED            )
as a DEED by DAN BURT             )
as attorney for FLIGHTBOOKERS     )
INVESTMENTS LIMITED               )


         Witness  -   Signature:

                      Name:

                      Address: